Exhibit 99.1

August 3, 2005

CONSENT

OF

W.R. HAMBRECHT + CO., LLC

We hereby consent to the inclusion of (i) our opinion letter, dated June 20, 2005, to the Board of Directors of Clinical Data, Inc. (the "Company") as Annex B to the Registration Statement of the Company on Form S-4 (the "Registration Statement") relating to the proposed merger involving the Company and Genaissance Pharmaceuticals, Inc. and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS – Opinions of Financial Advisors – Opinion of Clinical Data’s Financial Advisor, "PROPOSAL 1 – THE MERGER – Background of the Merger" and "PROPOSAL 1 – THE MERGER – Opinion of Clinical Data’s Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ W.R. HAMBRECHT + CO., LLC

W.R. HAMBRECHT + CO., LLC